SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2004

Triad Guaranty Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22342	56-1838519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 South Stratford Road Winston-Salem, North Carolina (Address of principal executive offices)	27104 (Zip Code)

Registrant’s telephone number, including area code: (336) 723-1282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On December 20, 2004, Triad Guaranty Inc. and its wholly owned subsidiary, Triad Guaranty Insurance Corporation (collectively the “Company”) entered into an agreement for administrative services with Collateral Mortgage, Ltd., Collat, Inc., and New South Federal Savings Bank (collectively “Collateral”), unconsolidated affiliated companies, to provide certain administrative and support services to the Company. Collateral is the beneficial owner of approximately 18% of the outstanding common stock of the Company and the president of Collateral Mortgage, Ltd. general partners is William T. Ratliff, III, chairman of the board of the Company. Mr. Ratliff is also president of Collat, Inc and chairman of the board of New South Federal Savings Bank. As chairman of the board of the Company, Mr. Ratliff spends a considerable amount of his time forwarding the business strategies of the Company and will be compensated directly by the Company. Additionally, Collateral and Mr. Ratliff will be reimbursed for reasonable, customary and usual costs and expenses, including office space, administrative support and various other services in connection with work performed for the benefit of the Company as the Chairman. The initial term of the agreement with Collateral is one year (effective January 1, 2005), shall automatically renew on each anniversary for a like period, can be terminated at any time by mutual consent, and can unilaterally be terminated in December of any year by either party with sixty days written notice. The amount of the compensation for Mr. Ratliff and fees to Collateral will be determined during the first quarter of the initial term of the agreement and during the first quarter of each renewal period thereafter.

Item 1.02 Termination of a Material Definitive Agreement

     In connection with entering into a new administrative services agreement mentioned above under Item 1.01, the Company terminated its present administrative services agreement with Collateral (Exhibit 10.3 in the Index to Exhibits, Item 15 (a) 3 of Form 10-K) effective December 31, 2004. There was no additional compensation paid to Collateral as a result of the termination.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc. (Registrant)
Dated: December 23, 2004	By:	/s/ Kenneth S. Dwyer
Kenneth S. Dwyer
Vice President and Chief Accounting Officer